Exhibit 99

1105 Peters Road
Harvey, Louisiana  70058
(504) 362-4321
Fax (504) 362-4966
NYSE:  SPN
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Third Quarter 2003 Results

(Harvey, La., Tuesday, November 4, 2003) Superior Energy Services, Inc. (NYSE: SPN) today announced results for the third quarter ended September 30, 2003. For the quarter, revenues were $128.3 million resulting in net income of $8.8 million or $0.12 diluted earnings per share, as compared to revenues of $107.2 million and net income of $1.9 million or $0.03 diluted earnings per share for the third quarter of 2002.

For the nine months ended September 30, 2003, revenues were $380.4 million and net income was $24.7 million or $0.33 diluted earnings per share, as compared to revenues of $324.8 million and net income of $16.3 million or $0.22 diluted earnings per share for the nine months ended September 30, 2002.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "Demand for production-related services increased, resulting in higher revenue and gross profits in our Well Intervention segment as compared to the second quarter of this year. However, this was offset by decreases in drilling-related activity, which impacted our drilling-related rental tools and environmental services businesses. In our Marine segment, increases in production-related work were more than offset by higher-than-anticipated downtime due to weather and the loss of the 200-foot class Superior Challenge. The opportunity cost associated with losing the Challenge is high as it operated in our most highly utilized liftboat class.

"We do not expect much change in Gulf of Mexico activity in the near term. Longer term, we believe our focus on production enhancement will continue to benefit operators in both the shallow water and deepwater Gulf, as well as international operators as we continue to expand our geographic reach."

Well Intervention Group Segment

Third quarter revenues for the Well Intervention Group were $50.3 million, an 39 percent increase from the third quarter of 2002 and an 8 percent increase from the second quarter of 2003. Most well intervention activity increased due to rising demand for production-related services in the shallow water Gulf of Mexico. On a sequential basis, activity increased in coiled tubing, hydraulic workover, mechanical wireline and well control services, which were offset by decreases in plug and abandonment and electric line services.

Rental Tools Segment

Revenues for the Rental Tools segment were $35.4 million, 20 percent higher than the third quarter of 2002 and 3 percent lower than the second quarter of 2003. Rental activity was lower sequentially as a result of lower drilling and completion activity and changes in timing on certain deepwater Gulf of Mexico projects, which resulted in fewer rentals of drill pipe, stabilizers and related equipment.

Marine Segment

Superior's marine revenues were $17.3 million, a 20 percent increase as compared to the third quarter of 2002 and a 7 percent decrease as compared to the second quarter of 2003. Average fleet utilization was 66 percent as compared to 63 percent for the third quarter of 2002 and 66 percent for the second quarter of 2003.

Although production-related activity increased --a primary driver of liftboat activity --the segment was adversely impacted by the loss of the 200-foot class Superior Challenge and the unusually high number of weather downtime days due to multiple tropical storm systems in the Gulf of Mexico. The 200-foot class Superior Challenge liftboat sunk on June 30 due to a tropical storm. The Company recorded a gain from insurance proceeds of $2.8 million in other income.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2003
($ actual)

Class	Liftboats	Average Dayrate	Utilization
105'	8	$2,866	55.6%
120-135'	9	3,399	66.6%
145-155'	11	5,080	61.7%
160'-175'	6	7,047	74.1%
200'	2	10,439	95.7%
230'-245'	3	11,820	69.6%
250'	2	17,609	72.8%

Other Oilfield Services Segment

Revenues in this segment were $25.4 million, a 7 percent decrease as compared to the third quarter of 2002 and an 8 percent decrease as compared to the second quarter of 2003. Lower revenue is attributable to the sale of the Company's construction division and lower activity for drilling-related environmental services such as non-hazardous oilfield waste treatment.

During the quarter, the Company sold its construction-related assets for $1.25 million. There was no gain or loss recorded on the sale.

The Company will host a conference call at 10:30 a.m. Central Time today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 3306581. The replay is available beginning two hours after the call and ending November 11, 2003.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2003 and 2002

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Revenues	$ 128,316	$ 107,213	$ 380,368	$ 324,769

Costs and expenses:
Cost of services	75,449	67,136	219,897	188,514
Depreciation and amortization	12,174	10,295	36,001	30,273
General and administrative	24,195	21,279	71,573	63,918

Total costs and expenses	111,818	98,710	327,471	282,705

Income from operations	16,498	8,503	52,897	42,064

Other income (expense):
Interest expense, net	(5,611)	(5,452)	(16,693)	(15,857)
Other income	2,762	-	2,762	-
Equity in income of affiliates	60	113	492	258

Income before income taxes	13,709	3,164	39,458	26,465

Income taxes	4,883	1,218	14,797	10,189

Net income	$ 8,826	$ 1,946	$ 24,661	$ 16,276

Basic earnings per share	$ 0.12	$ 0.03	$ 0.33	$ 0.22

Diluted earnings per share	$ 0.12	$ 0.03	$ 0.33	$ 0.22

Weighted average common shares used
in computing earnings per share:
Basic	74,035	73,765	73,933	72,615
Diluted	75,169	74,543	74,952	73,634

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

(in thousands)

	9/30/2003	12/31/2002
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$ 20,732	$ 3,480
Accounts receivable - net	117,204	108,352
Income taxes receivable	-	6,087
Prepaid insurance and other	15,807	11,663

Total current assets	153,743	129,582

Property, plant and equipment - net	425,070	418,047
Goodwill - net	202,305	160,366
Investments in affiliates	12,772	12,343
Other assets - net	7,429	7,282

Total assets	$ 801,319	$ 727,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 20,306	$ 21,010
Accrued expenses	61,273	33,871
Income taxes payable	1,401	-
Current maturities of long-term debt	14,210	13,730

Total current liabilities	97,190	68,611

Deferred income taxes	82,755	67,333
Long-term debt	259,271	256,334

Total stockholders' equity	362,103	335,342

Total liabilities and stockholders' equity	$ 801,319	$ 727,620

Superior Energy Services, Inc. and Subsidiaries

Segment Highlights

Three months ended September 30, 2003 and 2002

(Unaudited)

(in thousands)

Revenue	September 2003	September 2002
Well Intervention Group	$ 50,264	$ 36,115
Marine	17,260	14,326
Rental Tools	35,351	29,401
Other Oilfield Services	25,441	27,371
Total	$ 128,316	$ 107,213

Gross Profit (1)
Well Intervention Group	$ 20,453	$ 11,701
Marine	4,817	2,870
Rental Tools	23,842	20,028
Other Oilfield Services	3,755	5,478
Total	$ 52,867	$ 40,077

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company's four segments.